UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

PALTALK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38717	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

30 Jericho Executive Plaza, Suite 400E Jericho, NY	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 967-5120

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
—	—	—

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 — Other Events

Item 8.01	Other Events.

On May 28, 2021, Paltalk, Inc. (the “Company”) executed a consulting agreement (the “Consulting Agreement”), effective May 25, 2021 (the “Effective Date”), by and among Clifford Lerner, a stockholder and former executive and director of the Company, and Clifford Ventures Corp., an entity wholly owned by Mr. Lerner (the “Consultant”), pursuant to which the Consultant will serve as an independent contractor and provide certain Services (as defined by the Consulting Agreement) to the Company in exchange for, among other things, a monthly consulting fee. The term of the Consulting Agreement began on the Effective Date and will remain in effect until December 8, 2021, unless earlier terminated in accordance with its terms (the “Term”). Pursuant to the Consulting Agreement, Mr. Lerner will be prohibited from (i) transferring any securities of the Company held by Mr. Lerner during the Term or (ii) selling any securities of the Company at a price below certain designated minimum pricing thresholds (as such pricing thresholds may be adjusted for stock dividends, splits, recapitalizations and similar transactions) as follows: (a) up to 50,000 shares of common stock at an effective price of no less than $5.00 per share, (b) 50,000 shares of common stock at an effective price of no less than $6.00 per share and (c) an unlimited number of shares of common stock at an effective price of no less than $7.00 per share. By entering into the Consulting Agreement, Mr. Lerner has effectively waived his registration rights during the Term for offerings conducted by the Company below the price thresholds set forth therein. The Consulting Agreement also contains customary indemnification and termination for “cause” provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2021

PALTALK, INC.

	By:	/s/ Jason Katz
Jason Katz Chief Executive Officer

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